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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statement (No. 333-102154) on Form S-8 of Performance Food Group Company of our report dated June 18, 2004, with respect to the statements of net assets available for benefits of the Performance Food Group Company Employee Savings and Stock Ownership Plan (the Plan) as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, which report is included in this annual report on Form 11-K.

/s/ KPMG, LLP

Richmond, Virginia
June 28, 2004